Exhibit (g)(5)

Reinsurance Agreement: RGA Reinsurance Company, January 1, 2006

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE INFORMATION IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMITTED INFORMATION IS INDICATED BY [*].

Amendment to the Reinsurance Agreements (as listed in Exhibit 1 attached to this Amendment and hereinafter collectively referred to as the “Agreements” or individually referred to as the “Agreement”) between AMERITAS LIFE INSURANCE CORP. of Lincoln, Nebraska (the “Ceding Company") and RGA REINSURANCE COMPANY of Chesterfield, Missouri (the “Reinsurer").

WHEREAS, the Ceding Company and the Reinsurer have agreed to accommodate a change in the Ceding Company’s Maximum Retention Per Life limits and to make changes to the Automatic Binding Limits and the Jumbo Limits within the Agreements subject to limitations as specifically stated below; and

WHEREAS, the Ceding Company and the Reinsurer have agreed to apply such changes to the Agreements beginning February 1, 2020 as to new life insurance business reinsured under the Agreements that is issued by the Ceding Company or applied for on and after February 1, 2020, subject to specified exceptions.

NOW THEREFORE, it is mutually agreed that effective February 1, 2020:

I.	The Agreements are amended to reflect that the Ceding Company's Maximum Retention Per Life limits, the Automatic Binding Limits and the Jumbo Limits which are set forth below will apply to all new life insurance either issued by the Ceding Company or applied for, as specified in each Agreement, on and after February 1, 2020, and reinsured under the Agreements subject to the exceptions listed in Section II below.

(i)	Ceding Company's Maximum Retention Per Life Limits under this and all other Agreements:

The Maximum Retention Per Life is the maximum dollar amount of risk, which includes both single and joint life coverage, that the Ceding Company and its affiliates, in total, may hold on an individual insured according to its published retention schedule, as shown below.

For clarity, if a Policy Death Benefit (“Policy Death Benefit” is herein clarified as the death benefit of the underlying policy reinsured under the Agreement) is initially less than the amount required to reach the Maximum Retention Per Life, and the policy’s Ultimate Amount is sufficient to exceed the Maximum Retention Per Life, then the Reinsurer will not participate in any increases in the Policy Death Benefit, such as but not limited to Death Benefit Option C, unless the Reinsurer participated in a portion of the policy from issue.

All Business Except Policies with Death Benefit Option C:

Issue Ages	Not Rated	Table 1–4 (A-D) Flat Extras Up to [*]	Table 5-16 (E-P) Flat Extras [*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

Policies with Death Benefit Option C:

For policies with death benefit option C, the Ceding Company will retain [*] of the amounts specified in the Maximum Retention Per Life table above on an excess basis.

Joint and Last Survivorship Life Retention:

The greater of the two applicable single life Ceding Company Maximum Retention Per Life limits less the greater of any previously retained amount on either of the single lives. For second-to-die policies, the Ceding Company will not backfill its retention if the life with the most existing coverage is the first death.

(ii)	Automatic Binding Limits:

Issue Ages	Pool Maximum* Not Rated	Pool Maximum* Table 1–4 (A-D) Flat Extras Up to [*]	Pool Maximum* Table 5-16 (E-P) Flat Extras [*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

* The pool maximum Automatic Binding Limit amounts include the Ceding Company’s Maximum Retention Per Life. The Reinsurer’s share of the reinsurance pool is specified in each of the underlying Agreements.

(iii)	Jumbo Limits:

Ages	Standard - Table D	Table E-P
0-80	[*]	[*]
81-85	[*]	[*]

Pre-Issue Notification:

As a service, the Reinsurer will assist the Ceding Company in identifying applicants who are possibly over the Jumbo Limit prior to policy issue based on information that is in the Reinsurer’s possession at the time of pre-issue notification. The Ceding Company acknowledges that this service is for informational purposes only and, that by rendering this service, the Reinsurer makes no assurances regarding compliance with the Jumbo Limit. Failure by the Reinsurer to respond to such inquiries does not imply compliance with the Jumbo Limit. It is the Ceding Company’s sole decision as to how the information provided by the Reinsurer is used.

The Ceding Company will make every effort to notify the Reinsurer on each pending policy application where the total in force and applied for amount in all companies is less than the Jumbo Limit but greater than [*]. Should the Ceding Company fail to notify the Reinsurer pre-issue, the policy will remain eligible for Automatic reinsurance as defined in the Agreements.

The above tables should not be construed to provide coverage or limits outside of the age ranges and ratings applicable to the plans reinsured under the Agreements.

For clarity, to be eligible for Automatic reinsurance, the total Ultimate Amount in force and currently applied for on the life with the Ceding Company and its affiliates, which includes both single and joint life coverage and any external coverage to be replaced, does not exceed the Automatic Binding Limit shown above.

Additionally, to be eligible for Automatic reinsurance, the total Policy Death Benefit in force and currently applied for on the life with all companies, which includes both single and joint life coverage and any coverage to be replaced, plus the Ultimate Amount in force and currently applied for with the Ceding Company and its affiliates, which also includes both single and joint life coverage and any external coverage to be replaced, may not exceed the Jumbo Limit shown above.

If either the Automatic Binding Limit or Jumbo Limit is exceeded, the Ceding Company may submit the risk to the Reinsurer for Facultative review. The Ultimate Amount is the projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form, including any contractual increases, as well as applicable riders and additional benefits.

II.	Notwithstanding the foregoing, the Ceding Company's Maximum Retention Per Life limits, the Automatic Binding Limits and the Jumbo Limits set forth above shall not apply to COLI/BOLI, foreign national, group term carve-out, simplified issue, guaranteed issue, and any other life insurance business issued by the Ceding Company that does not follow its fully underwritten guidelines, regardless of when such business was applied for or issued. As to business excluded under this Section II, the existing Ceding Company Maximum Retention Per Life limits, Automatic Binding Limits, and Jumbo Limits described in the Agreements shall continue to apply to such business without regard to the changes made in this Amendment.

III.	All other provisions of the Agreements not specifically modified herein will remain unchanged.

IV.	This Amendment will be attached to and form a part of the Agreements.

IN WITNESS WHEREOF, this amendment is made in duplicate and hereby executed by both parties as follows.

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

Amendment to the Reinsurance Agreements (as listed in Exhibit 1 attached to this Amendment and hereinafter collectively referred to as the “Agreements” or individually referred to as the “Agreement”) between AMERITAS LIFE INSURANCE CORP. of Lincoln, Nebraska (the “Ceding Company") and RGA REINSURANCE COMPANY of Chesterfield, Missouri (the “Reinsurer").

I.	CEDING COMPANY'S MAXIMUM RETENTION PER LIFE LIMITS

Ceding Company’s Maximum Retention Per Life limits under the Agreements and all other agreements are as follows, effective February 1, 2020:

Issue Ages	Not Rated	Table 1–4 (A-D) Flat Extras Up to [*]	Table 5-16 (E-P) Flat Extras [*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

Joint and Last Survivorship Life Retention:

The greater of the two applicable single life Ceding Company Maximum Retention Per Life limits less the greater of any previously retained amount on either of the single lives.

II.	RECAPTURE

In conjunction with its increased Maximum Retention Per Life limits which are set forth in Section I of this Amendment, effective February 1, 2020, the Ceding Company hereby intends to exercise its option to recapture eligible reinsured policies (including any reinsured riders or benefits reinsured under the Agreements) and eligible portions of reinsured policies in excess of its former Maximum Retention Per Life limits up to its amended Maximum Retention Per Life limits above in accordance with the specific terms set forth in each of the Agreements and as indicated below. For clarity, the parties hereby agree to waive any advance recapture notification requirements which are applicable to the policy amounts that are being recaptured under Section II(B) of this Amendment.

A.	No Recapture of Policies with Issue Dates Prior to October 1, 2006

Effective February 1, 2020 for policies reinsured under the Agreements with issue dates prior to October 1, 2006, the Ceding Company shall not recapture any such policy or portion of any such policy up to its amended Maximum Retention Per Life limits in Section I.

B.	Recapture of Eligible Amounts of Policies with Issue Dates on or After October 1, 2006 Effective February 1, 2020 for fully underwritten policies reinsured under the Agreements with issue dates on or after October 1, 2006, the Ceding Company will recapture each such policy or portion of each such policy that is eligible for recapture under the Agreements up to its amended Maximum Retention Per Life limits in Section I. Such policies or portions thereof shall be recaptured as of 12:00 a.m. Central Time on each individual policy anniversary date, beginning as of February 1, 2020 when the required minimum period of years for recapture under the applicable Agreement provisions has been attained for the policy (“Time of Recapture”).

Effective as of the Time of Recapture, the Reinsurer is concurrently released from all liabilities for such recaptured benefits on the reinsured polices or portions of such reinsured policies eligible for recapture under Section II(B) of this Amendment. Notwithstanding any provisions of the Agreements to the contrary, if there is a reinsured waiver benefit claim in effect when recapture takes place, the Reinsurer and the Ceding Company shall mutually agree on the amount of the waiver benefit reserve to be paid by the Reinsurer to the Ceding Company and all such eligible benefits will be recaptured as if there were no waiver claim in effect. It shall be determined on an individual claim level by duration modeled using the [*] table or other approved industry table.

After the Time of Recapture, the Reinsurer will not be liable for any benefits on reinsured policies or portions of such reinsured policies eligible for recapture under this Section II(B) that the Ceding

Company has overlooked. If the Ceding Company discovers a policy was mistakenly overlooked for recapture, is corrected, and subsequently recaptured retroactively to the appropriate recapture date, then the Reinsurer will return any previously paid reinsurance premium on that policy applicable to the amount recaptured and periods on or after the recapture date to the Ceding Company and restore the Ceding Company to its position had no such policy been overlooked.

For those policy amounts which are eligible for recapture under the respective Agreement provisions and being recaptured by the Ceding Company as indicted above in this Section II(B), the Ceding Company will follow the recapture rules defined below.

Recapture Rules:

1)	Increased Maximum Retention Per Life Limit for Ceding Company only, as of February 1, 2020, and only applies to policies with issue dates on or after October 1, 2006 taking into account any recapture periods defined in the Agreements
2)	No policy will be recaptured under which the Ceding Company failed to maintain its Maximum Retention Per Life for the plan and insured’s issue age, sex and mortality classification since issue.
3)	No facultative policies will be recaptured
4)	No Ameritas Life Insurance Corp. of New York policies will be recaptured
5)	No foreign national policies or COLI/BOLI policies will be recaptured
6)	Recapture to take place on the anniversary date which is specified above as the Time of Recapture
7)	Ongoing recapture as the recapture period of the Agreements permit
8)	Recapture eligible policies oldest to most recent
9)	The new Maximum Retention Per Life limit will be based on the mortality rating and issue age for the earliest issued policy coverage associated with the life
10)	For conversion or exchange policies with issues dates on or after October 1, 2006, set the new Maximum Retention Per Life limit based on the original policy’s issue age and mortality rating
a.	The original policy’s issue date is estimated as conversion or exchange policy issue year - (policy issue age – cession issue age)
11)	No polices associated with In force agreements or internal reinsurance agreements will be recaptured.
12)	No policies associated with non-recapturable agreements will be recaptured
13)	Cessions with a retention type ‘R’ (retained) are not recapturable

All other provisions of the Agreements not specifically modified herein will remain unchanged.

This Amendment will be attached to and form a part of the Agreements.

IN WITNESS WHEREOF, this Amendment is made in duplicate and hereby executed by both parties as follows:

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

AMENDMENT

to the

REINSURANCE AGREEMENTS

(as listed in Exhibit I attached to this Amendment and

hereinafter collectively referred to as the “Agreements”

or individually referred to as the “Agreement”)

between

AMERITAS LIFE INSURANCE CORP.

Lincoln, Nebraska

(hereinafter referred to as the “Ceding Company”) and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the “Reinsurer”)

This Amendment is Effective February 1, 2020

This Amendment replaces in its entirety the amendment to the Reinsurance Agreements (as listed in Exhibit I attached to this Amendment) between the Ceding Company and the Reinsurer as of its original effective date.

WHEREAS, the Ceding Company and the Reinsurer have agreed to accommodate a change in the Ceding Company’s Maximum Retention Per Life limits and to make changes to the Automatic Binding Limits and the Jumbo Limits within the Agreements subject to limitations as specifically stated below; and

WHEREAS, the Ceding Company and the Reinsurer have agreed to apply such changes to the Agreements beginning February 1, 2020 as to new life insurance business reinsured under the Agreements that is issued by the Ceding Company or applied for on and after February 1, 2020, subject to specified exceptions.

NOW THEREFORE, it is mutually agreed that effective February 1, 2020:

I.	The Agreements are amended to reflect that the Ceding Company's Maximum Retention Per Life limits, the Automatic Binding Limits and the Jumbo Limits which are set forth below will apply to all new life insurance either issued by the Ceding Company or applied for, as specified in each Agreement, on and after February 1, 2020, and reinsured under the Agreements subject to the exceptions listed in Section II below.

A.	Ceding Company's Maximum Retention Per Life Limits under this and all other Agreements:

The Maximum Retention Per Life is the maximum dollar amount of risk, which includes both single and joint life coverage, that the Ceding Company and its affiliates, in total, may hold on an individual insured according to its published retention schedule, as shown below.

For clarity, if a Policy Death Benefit (“Policy Death Benefit” is herein clarified as the death benefit of the underlying policy reinsured under the Agreement) is initially less than the amount required to reach the Maximum Retention Per Life, and the policy’s Ultimate Amount is sufficient to exceed the Maximum Retention Per Life, then the Reinsurer will not participate in any increases in the Policy Death Benefit, such as but not limited to Death Benefit Option C, unless the Reinsurer participated in a portion of the policy from issue.

Maximum Retention Per Life:

Issue Ages	Not Rated	Table 1–4 (A-D) Flat Extras Up to [*]	Table 5-16 (E-P) Flat Extras [*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

Joint and Last Survivorship Life Retention:

The greater of the two applicable single life Ceding Company Maximum Retention Per Life limits less the greater of any previously retained amount on either of the single lives. For second-to-die policies, the Ceding Company will not backfill its retention if the life with the most existing coverage is the first death.

B.	Automatic Binding Limits:

Issue Ages	Pool Maximum* Not Rated	Pool Maximum* Table 1–4 (A-D) Flat Extras Up to [*]	Pool Maximum* Table 5-16 (E-P) Flat Extras [*] and up
0-65	[*]	[*]	[*]
66-75	[*]	[*]	[*]
76-80	[*]	[*]	[*]
81-85	[*]	[*]	[*]

* The pool maximum Automatic Binding Limit amounts include the Ceding Company’s Maximum Retention Per Life. The Reinsurer’s share of the reinsurance pool is specified in each of the underlying Agreements.

C.	Jumbo Limits:

Ages	Standard - Table D	Table E-P
0-80	[*]	[*]
81-85	[*]	[*]

Pre-Issue Notification:

As a service, the Reinsurer will assist the Ceding Company in identifying applicants who are possibly over the Jumbo Limit prior to policy issue based on information that is in the Reinsurer’s possession at the time of pre-issue notification. The Ceding Company acknowledges that this service is for informational purposes only and, that by rendering this service, the Reinsurer makes no assurances regarding compliance with the Jumbo Limit. Failure by the Reinsurer to respond to such inquiries does not imply compliance with the Jumbo Limit. It is the Ceding Company’s sole decision as to how the information provided by the Reinsurer is used.

The Ceding Company will make every effort to notify the Reinsurer on each pending policy application, including those under ASAP™ consideration (if applicable under the Agreement), where the total in force and applied for amount in all companies is less than the Jumbo Limit but greater than [*]. Should the Ceding Company fail to notify the Reinsurer pre-issue, the non-ASAP™ policy will remain eligible for Automatic reinsurance and the ASAP™ policy will remain eligible for Facultative reinsurance as defined in the Agreement.

The above tables should not be construed to provide coverage or limits outside of the age ranges and ratings applicable to the plans reinsured under the Agreements.

For clarity, to be eligible for Automatic reinsurance, the total Ultimate Amount in force and currently applied for on the life with the Ceding Company and its affiliates, which includes both single and joint life coverage and any external coverage to be replaced, does not exceed the Automatic Binding Limit shown above.

Additionally, to be eligible for Automatic reinsurance, the total Policy Death Benefit in force and currently applied for on the life with all companies, which includes both single and joint life coverage and any coverage to be replaced, plus the Ultimate Amount in force and currently applied for with the Ceding Company and its affiliates, which also includes both single and joint life coverage and any external coverage to be replaced, may not exceed the Jumbo Limit shown above.

If either the Automatic Binding Limit or Jumbo Limit is exceeded, the Ceding Company may submit the risk to the Reinsurer for Facultative review. The Ultimate Amount is the projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form, including any contractual increases, as well as applicable riders and additional benefits.

II.	Notwithstanding the foregoing, the Ceding Company's Maximum Retention Per Life limits, the Automatic Binding Limits and the Jumbo Limits set forth above in Section I of this Amendment shall not apply to COLI/BOLI, foreign national, group term carve-out, simplified issue, guaranteed issue, and any other life insurance business issued by the Ceding Company that does not follow its fully underwritten guidelines, regardless of when such business was applied for or issued. For clarification, the limits set forth above in Section I of this Amendment shall also not apply to any fully underwritten (non- contractual) increase on a policy with Death Benefit Option C, that was issued prior to February 1, 2020, regardless of when such increase was applied for or issued. As to business excluded under this Section II, the existing Ceding Company Maximum Retention Per Life limits, Automatic Binding Limits, and Jumbo Limits described in the Agreements shall continue to apply to such business without regard to the changes made in this Amendment.

III.	All other provisions of the Agreements not specifically modified herein will remain unchanged.

IV.	This Amendment will be attached to and form a part of the Agreements.

IN WITNESS WHEREOF, this Amendment is made in duplicate and hereby executed by both parties as follows.

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

Novation to Reinsurance Agreement

WHEREAS, Ameritas Variable Life Insurance Company ("AVLIC") and RGA Reinsurance Company ("Reinsurer"), are parties to a reinsurance agreement ("Reinsurance Agreement"), whereby Reinsurer reinsures AVLIC in accordance with the terms of the Reinsurance Agreement, which is identified on Exhibit "A", attached hereto and incorporated herein; and

WHEREAS, AVLIC is merging into its parent, Ameritas Life Insurance Corp. ("Ameritas") with Ameritas as the surviving company and with the closing of the merger (the "Merger") scheduled to occur after the close of business on April 30, 2007;

It is therefore agreed:

1.              Substitution of Party - The Reinsurance Agreement is amended to provide for Ameritas to act as the reinsured party in substitution of AVLIC.

2.              Performance of Duties, Assumption of Rights - Ameritas hereby assumes and agrees to perform the duties previously performed by AVLIC under the Reinsurance Agreement and hereby assumes the rights previously held by AVLIC under the Reinsurance Agreement. RGA Reinsurance Company hereby accepts Ameritas' agreement and assumption of such duties and rights and accepts the substitution of Ameritas for AVLIC under the Reinsurance Agreement.

3.              Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Ameritas will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument. Executed this 23rd day of April, 2007.

AMERITAS VARIABLE LIFE INSURANCE COMPANY.

/S/ [*]

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

EXHIBIT A

Reinsurance
Cedant	Reinsurer	Agreement Number	Effective Date
Ameritas Variable Life Insurance Company	RGA Reinsurance	10591-00-00	January 1,2006
RGA Reinsurance Company

10591-00-01

AMENDMENT

to the

AUTOMATIC AND FACULTATIVE YRT REINSURANCE AGREEMENT Effective

January 1, 2006

between

AMERITAS VARIABLE LIFE INSURANCE COMPANY, Lincoln, Nebraska

(hereinafter called the "Ceding Company") and

RGA REINSURANCE COMPANY, Chesterfield, Missouri

(hereinafter called the "Reinsurer")

This Amendment is Effective October 1, 2006

I.	INCREASED RETENTION LIMIT

Effective for new business issued on and after the effective date of this Amendment, Exhibit A - Retention Limits of the Ceding Company is hereby revised and replaced by the attached Exhibit A - Retention Schedule of the Ceding Company Effective October 1, 2006 which shows that the retention limit shall increase.

II.	INCREASED BINDING LIMIT

Effective for new business issued on and after the effective date of this Amendment, Exhibit C - Binding Limits is hereby revised and replaced by the attached Exhibit C - Binding Limits Effective October 1, 2006.

III.	All provisions of the Automatic and Facultative YRT Reinsurance Agreement not specifically modified herein remain unchanged.

IN WITNESS WHEREOF, all parties have executed this Amendment in duplicate as follows:

AMERITAS VARIABLE LIFE INSURANCE COMPANY.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

AMENDMENT

to the

REINSURANCE AGREEMENTS

(as listed in Exhibit I to this Amendment and

hereinafter collectively referred to as the "Agreements")

between

AMERITAS LIFE INSURANCE CORP.

Lincoln, Nebraska

(hereinafter referred to as the "Ceding Company")

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as the "Reinsurer")

This Amendment is Effective as Indicated in Exhibit I

I.	REMOVAL OF FLAT EXTRA ALLOWANCES FOR JOINT LAST SURVIVORSHIP PLAN POLICIES SUBJECT TO THE FRASIER METHOD

For the administrative ease of the Ceding Company, as of the Amendment effective dates for each Agreement identified in the attached Exhibit I, the Agreements are hereby revised with respect to all existing and future covered business to reflect removal of any flat extra expense allowances originally payable thereunder by the Reinsurer to the Ceding Company for any flat extra premiums applied to joint last survivorship plan policies subject to the determination of reinsurance premiums using the Frasier method. For the sake of clarity, flat extra reinsurance premiums continue to be payable for any such policy as long as the flat extra is applied to the policy.

II.	All provisions of the Agreements not specifically modified herein remain unchanged.

IN WITNESS WHEREOF, both parties have executed this Amendment in duplicate as follows:

AMERITAS LIFE INSURANCE CORP.

/S/ [*]

RGA REINSURANCE COMPANY

/S/ [*]

10591-00-00

AUTOMATIC/FACULTATIVE YRT

REINSURANCE AGREEMENT

(hereinafter referred to as the "Agreement")

Between

AMERITAS VARIABLE LIFE INSURANCE COMPANY

Lincoln, Nebraska

(hereinafter referred to as the "Ceding Company")

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri (hereinafter referred to as the "Reinsurer")

EFFECTIVE: January 1, 2006

TABLE OF CONTENTS

ARTICLE 1 - PREAMBLE 5

1.1	PARTIES TO THIS AGREEMENT 5
1.2	COMPLIANCE 5
1.3	CONSTRUCTION 5
1.4	ENTIRE AGREEMENT 5
1.5	SEVERABILITY 5
1.6	WAIVER 5

ARTICLE 2 - AUTOMATIC REINSURANCE 6

2.1	GENERAL CONDITIONS 6
2.2	RETAINED AMOUNTS 6
2.3	EXPENSE OF ORIGINAL POLICY 6

ARTICLE 3 - FACULTATIVE REINSURANCE 7

ARTICLE 4 - COMMENCEMENT OF LIABILITY 8

4.1	AUTOMATIC REINSURANCE 8
4.2	FACULTATIVE REINSURANCE 8
4.3	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT 8

ARTICLE 5 - PREMIUM ACCOUNTING 9

5.1	PREMIUMS 9
5.2	PAYMENT OF PREMIUMS 9
5.3	DELAYED PAYMENT 9
5.4	FAILURE TO PAY PREMIUMS 9
5.5	PREMIUM RATE GUARANTEE 10

ARTICLE 6 - POLICY REDUCTIONS, TERMINATIONS AND CHANGES 11

6.1	REDUCTIONS AND TERMINATIONS 11
6.2	INCREASES 11
6.3	RISK CLASSIFICATION CHANGES 12
6.4	REINSTATEMENT 12
6.5	NONFORFEITURE BENEFITS 12
6.6	POLICY LOANS 13

ARTICLE 7 - CONVERSIONS, EXCHANGES AND REPLACEMENTS 14

7.1	NOTIFICATION AND PLACEMENT 14
7.2	PREMIUMS 14
7.3	INCREASES IN AMOUNT 14
7.4	FACULTATIVE CONSIDERATIONS 14

ARTICLE 8 - POLICY RESCISSION 15

ARTICLE 9 - CLAIMS 16

9.1	COVERAGE 16
9.2	NOTICE 16
9.3	PROOFS 16
9.4	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS 16
9.5	CONTESTED CLAIMS 16
9.6	CLAIM EXPENSES 17
9.7	MISREPRESENTATION OR SUICIDE 17
9.8	MISSTATEMENT OF AGE OR GENDER 17
9.9	EXTRA-CONTRACTUAL DAMAGES 17

ARTICLE 10 - RETENTION LIMIT CHANGES 18

ARTICLE 11 - RECAPTURE 19

ARTICLE 12 - GENERAL PROVISIONS 21

12.1	CURRENCY 21
12.2	PREMIUM TAX 21
12.3	INSPECTION OF RECORDS 21
12.4	FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES 21
12.5	ANTI-MONEY LAUNDERING 21
12.6	INTEREST RATE FOR BALANCES IN DEFAULT 21

ARTICLE 13 - DAC TAX 22

ARTICLE 14 - OFFSET 23

ARTICLE 15 - INSOLVENCY 24

15.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT 24
15.2	INSOLVENCY OF THE REINSURER 24
15.3	INSOLVENCY OF THE CEDING COMPANY 25

ARTICLE 16 - ERRORS AND OMISSIONS 26

ARTICLE 17 - ARBITRATION 27

17.1	GENERAL 27
17.2	NOTICE 27
17.3	PROCEDURE 27
17.4	ARBITRATION COSTS 27
17.5	SITE OF ARBITRATION 28
17.6	ARBITRATION SETTLEMENT 28

ARTICLE 18 - DURATION OF AGREEMENT 29

ARTICLE 19 - REPRESENTATIONS AND WARRANTIES 30

ARTICLE 20 - DEFINITIONS 31

ARTICLE 21 - EXECUTION 34

EXHIBIT A - RETENTION LIMITS OF THE CEDING COMPANY 35

A.1 LIFE INSURANCE 35

EXHIBIT B - BUSINESS COVERED 36

EXHIBIT C - BINDING LIMITS 37

C.1	REINSURER'S SHARE 37
C.2	AUTOMATIC BINDING LIMITS 37
C.3	JUMBO LIMITS 37
C.4	CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT. 37
C.5	5 AGE LIMITS 37

EXHIBIT D - REINSURANCE PREMIUMS 38

D.1	BASE PLAN PARAMETERS 38
D.2	AGE BASIS 38
D.3	POLICY FEES 38
D.4	SUBSTANDARD RATINGS 39

D.5	FLAT EXTRAS 39
D.6	JOINT LAST SURVIVOR 40
D.7	RIDERS AND BENEFITS 41

EXHIBIT D - RATE SCHEDULE 1 43

EXHIBIT D - RATE SCHEDULE 2 44

EXHIBIT E - RATE SCHEDULE FOR CONVERSIONS 45

EXHIBIT F - SELF-ADMINISTERED REPORTING 46

F.1	REPORTING REQUIREMENTS 46
F.2	BUSINESS REPORTED ELECTRONICALLY 46
F.3	STATEMENT SPECIFICATIONS 47
F.4	POLICY EXHIBIT 48
F.5	ACCOUNTING SUMMARY 49

EXHIBIT G - APPLICATION FOR FACULTATIVE REINSURANCE 50

EXHIBIT H - ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES 51

ARTICLE 1 - PREAMBLE

1.1	PARTIES TO THIS AGREEMENT

This is a YRT Agreement for indemnity reinsurance (the "Agreement") solely between Ameritas Variable Life Insurance Company of Lincoln, Nebraska and RGA Reinsurance Company of Chesterfield, Missouri. The Ceding Company and the Reinsurer are collectively referred to as the "parties".

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

1.2	COMPLIANCE

This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.

The Ceding Company and the Reinsurer represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

1.3	CONSTRUCTION

This Agreement will be construed in accordance with the laws of the state of Missouri.

1.4	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by all parties, except as otherwise provided herein.

1.5	SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

1.6	WAIVER

Either party may choose not to enforce nor insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

ARTICLE 2 - AUTOMATIC REINSURANCE

2.1	GENERAL CONDITIONS

On and after the Effective Date of this Agreement, the Ceding Company will Automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B.

The Reinsurer will Automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C, provided that:

a.	the Ceding Company keeps its Full Retention, as specified in Exhibit A, or otherwise holds its Full Retention on a life under the current policy and/or previously issued in force policies;

b.	the Ceding Company applies the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the questionnaire titled "Underwriting Guidelines, Practices and Procedures" and any Material Changes consented to in writing by the Reinsurer;

c.	the insured, at the time of the application, must be a legal Permanent Resident of the United States, Canada, Puerto Rico, or Guam;

d.	the total of the Ultimate Amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit C;
e.	the amount of life insurance in force in all companies, including any coverage to be replaced, plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limits stated in Exhibit C;

f.	the application is on a life that is not a Professional Athlete; and

g.	the application is on a life that has not been submitted Facultatively to the Reinsurer or any other Reinsurer within the last [*] years, unless the reason for any prior Facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

2.2	RETAINED AMOUNTS

The Ceding Company may not reinsure, on any basis, the amount it has retained on the business covered under this Agreement without prior notification to and agreement of the Reinsurer.

2.3	EXPENSE OF ORIGINAL POLICY

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the Original Policy.

ARTICLE 3 - FACULTATIVE REINSURANCE

The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a Facultative basis.

The Ceding Company will apply for reinsurance on a Facultative basis by sending to the Reinsurer an application for Facultative reinsurance, providing the information outlined in Exhibit G. Accompanying this application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, Ultimate Amount applied for in all companies, Ultimate Amount to be placed in all companies and Ultimate Amount to be in force in all companies, and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the Facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.

After consideration of the application for Facultative reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer's offer will expire at the end of [*], unless otherwise specified by the Reinsurer.

If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. If any risk is to be submitted to more than one Reinsurer for consideration, the current allocation rules for placement of Facultative cases as outlined in Exhibit H will apply.

The relevant terms and conditions of this Agreement will apply to those Facultative offers made by the Reinsurer and accepted by the Ceding Company.

ARTICLE 4 - COMMENCEMENT OF LIABILITY

4.1	AUTOMATIC REINSURANCE

For Automatic reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability.

4.2	FACULTATIVE REINSURANCE

For Facultative reinsurance, the Reinsurer's liability will commence at the same time as the Ceding Company's liability, provided that the Reinsurer has made a binding Facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.

4.3          CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT Reinsurance coverage under a Conditional Receipt or Temporary Insurance Agreement is limited to the Reinsurer's share of amounts within the Conditional Receipt or Temporary Insurance Agreement specified in Exhibit C. The Reinsurer will accept liability provided that:

a.	the Reinsurer has reviewed and approved the Conditional Receipt form or Temporary Insurance Agreement; and

b.	the risk is eligible for Automatic reinsurance under this Agreement; or the Reinsurer has made a Facultative offer and the Ceding Company would have accepted that offer based on the allocation rules for placement of Facultative cases in Exhibit H; and

c.	the Ceding Company, its agents, or representatives have followed its normal cash-with-application procedures for such coverage.

ARTICLE 5 - PREMIUM ACCOUNTING

5.1	PREMIUMS

Reinsurance premium rates paid by the Ceding Company for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D. The rates will be applied to the Reinsured Net Amount at Risk.

5.2	PAYMENT OF PREMIUMS

Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty

(30) days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit F, showing reinsurance premiums due for that period. The Ceding Company will remit amounts due the Reinsurer at the same time as the statement.

5.3	DELAYED PAYMENT

If premium balances remain unpaid for more than sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer reserves the right to charge interest from the end of the reporting period. Interest will be calculated using the index specified in Article 12.6.

5.4	FAILURE TO PAY PREMIUMS

The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer will have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) days written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.

Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer's right to collect premiums for the period during which reinsurance was in force prior to the expiration of the ninety (90) day notice.

The Ceding Company may not force termination under the provisions of this Article to avoid the provisions regarding recapture in Article 11, nor to transfer the reinsured policies to another Reinsurer.

5.5	PREMIUM RATE GUARANTEE

Although the Reinsurer anticipates that the premium rates in Exhibit D will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of: [*]. The Reinsurer does not anticipate holding any deficiency reserves on the business reinsured under this Agreement.

ARTICLE 6

POLICY REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a Material Change is made in the status, plan, amount or other feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, consider adjusted reinsurance coverage in accordance with the provisions of this Article. The Ceding Company will notify the Reinsurer of any Material Change within ninety (90) days after its effective date.

6.1	REDUCTIONS AND TERMINATIONS

In the event of reduction, lapse, or termination of a policy or policies on a life that is reinsured under this Agreement, the Ceding Company will reduce or terminate reinsurance on that life. The Reinsurance Death Benefit on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its retention as defined in Exhibit A. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If there is a lapse, termination or reduction on a policy reinsured under this Agreement where Full Retention is held on a life, the Ceding Company will reduce the reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the amount reinsured, the reinsurance on the policy or policies will be terminated.

In the event of the reduction, lapse, death claim or termination of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.

6.2	INCREASES
a.	Noncontractual Increases

If the Initial Death Benefit is increased as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the questionnaire titled "Underwriting Guidelines, Practices and Procedures" and any Material Changes consented to in writing by the Reinsurer.

Such increases will be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the Original Policy was reinsured on a Facultative basis or if the new amount will cause the Reinsured Net Amount at Risk on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit C.

The Reinsurer will assume its share of the entire amount in excess of the Ceding Company's Full Retention. Premiums for the additional reinsurance will be based on the issue age, mortality rating, underwriting class and duration since the time of underwriting of the increase. If the reinsurance is Automatic, the amount of reinsurance must not exceed the Automatic Binding Limits or Jumbo Limits shown in Exhibit C. If the increase is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

b.	Contractual and Regulatory Increases

Reinsurance of increases in amount resulting from contractual policy provisions will be based on the issue age, mortality rating, underwriting class and duration from issue of the Original Policy.

The Reinsurer will assume its share of the entire amount in excess of the Ceding Company's Full Retention. Premiums for the additional reinsurance will be based on the issue age, mortality rating, underwriting class and duration since the time of underwriting of the increase. If the reinsurance is Automatic, the amount of reinsurance must not exceed the Automatic Binding or Jumbo Limits shown in Exhibit C. If the reinsurance is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

The Ceding Company's retention on the policy will remain constant. Any change in the Policy Net Amount at Risk due to changes in the policy's cash value or account value will be allocated to the Reinsured Net Amount at Risk.

6.3	RISK CLASSIFICATION CHANGES

If the policyholder requests a substandard table rating reduction or removal of a flat extra, such change will be underwritten in accordance with the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the questionnaire titled "Underwriting Guidelines, Practices and Procedures" and any Material Changes consented to in writing by the Reinsurer. Risk classification changes on Facultative policies will be subject to the Reinsurer's approval.

6.4	REINSTATEMENT

Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously disclosed to the Reinsurer. Any policy originally reinsured with the Reinsurer on a Facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

6.5	NONFORFEITURE BENEFITS
a.	Extended Term

If the Original Policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the Original Policy until the expiry of the extended term period.

b.	Reduced Paid-Up

If the Original Policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced in accordance with the procedures outlined in Article 6.1.

6.6	POLICY LOANS

The Reinsurer does not participate in policy loans nor other forms of indebtedness on policies reinsured under this Agreement; therefore, policy loans do not affect the Reinsured Net Amount at Risk.

ARTICLE 7 - CONVERSIONS, EXCHANGES AND REPLACEMENTS

7.1	NOTIFICATION AND PLACEMENT

If a policy reinsured under this Agreement is converted, exchanged or replaced, the Ceding Company will notify the Reinsurer within ninety (90) days after the effective date of the conversion, exchange or replacement. A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, practices and procedures for exchanges and replacements. Conversions, exchanges or replacements of policies previously reinsured with the Reinsurer will continue to be reinsured with the Reinsurer, in an amount not to exceed the original Reinsured Net Amount at Risk, unless such conversions, exchanges or replacements are issued as New Business.

Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that are converted or exchanged to or replaced by a plan covered under this Agreement will not be reinsured hereunder unless such conversion, exchange or replacement is New Business.

7.2	PREMIUMS

If the New Plan is reinsured by the Reinsurer, either under this Agreement or under a different agreement, reinsurance premium rates for the resulting New Policy will be those contained in the agreement that covers the New Plan. If the agreement including the new rates requires policy fees, then they will also apply to the New Policy. However, if the Reinsurer does not reinsure the New Plan, reinsurance premiums will be the rates shown in Exhibit E. Reinsurance premiums for the New Policy will be based on the original issue age, underwriting class and duration since the issuance of the Original Policy.

7.3	INCREASES IN AMOUNT

If the New Policy is issued with an increase in the Initial Death Benefit, then the provisions of Article 6.2.a will apply to the increased amount.

7.4	FACULTATIVE CONSIDERATIONS

The Reinsurer's approval to exchange or replace the Original Policy will be required if the Original Policy was reinsured on a Facultative basis.

ARTICLE 8 - POLICY RESCISSION

If it is determined that a policy reinsured under this Agreement should be rescinded due to misrepresentation by the policyholder or the insured, the Reinsurer will pay its share of reasonable investigation and legal expenses connected with the rescission action.

The Reinsurer will not reimburse the Ceding Company for routine expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company.

ARTICLE 9 - CLAIMS

9.1	COVERAGE

Claims covered under this Agreement are for the plans and any additional benefits specified in Exhibit B.

9.2	NOTICE

The Ceding Company will promptly notify the Reinsurer after it receives a claim on a policy reinsured under this Agreement.

For Joint Last Survivor plans, the Ceding Company, if notified, will also notify the Reinsurer at time of the first death.

9.3	PROOFS

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, which are a copy of the proof of payment by the Ceding Company, a copy of the insured's death certificate and a copy of the claimant's statement. In addition, for contestable claims and any deaths occurring outside the United States or Canada, the Ceding Company will send to the Reinsurer a copy of all documents in connection with the claim. The Reinsurer may request, and the Ceding Company will send, documents on any claim reinsured under this Agreement.

9.4	AMOUNT AND PAYMENT OF REINSURANCE BENEFITS

As soon as the Reinsurer receives proper claim notice and proper claim proofs, the Reinsurer will promptly pay its Proportionate Share of all payable claims eligible for coverage under this Agreement.

The maximum Reinsured Net Amount at Risk payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its Proportionate Share of the interest on the death proceeds through the date of settlement that the Ceding Company is required to pay, either by law or under the terms of the policy.

Life benefit payments will be made in a single sum, regardless of the Ceding Company's settlement options.

9.5	CONTESTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of any contest, compromise or litigation of a claim involving a policy reinsured under this Agreement. The Ceding Company shall also provide the Reinsurer prompt notice of any legal proceedings initiated against the Ceding Company in response to its contest of a claim on a policy reinsured under this Agreement. Unless it declines to be a party to such action, the Reinsurer will pay its Proportionate Share of any settlement up to the maximum that would have been payable -under the specific policy had there been no controversy plus its Proportionate Share of claim investigation fees paid to a third party, except as specified below.

If the Reinsurer declines to be a party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. The Reinsurer will also pay its Proportionate Share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

9.6	CLAIM EXPENSES

The Reinsurer will pay its Proportionate Share of reasonable claim investigation and legal expenses connected with the litigation or settlement of claims payable under this Agreement unless the Reinsurer has discharged its liability pursuant to Article 9.5 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

9.7	MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

9.8	MISSTATEMENT OF AGE OR GENDER

In the event of a change in the amount of the Ceding Company's liability on a policy due to a misstatement of age or gender, the Reinsurer's liability on its Proportionate Share will change within the terms of this Agreement. The Reinsured Net Amount at Risk will be adjusted from the inception of the Original Policy, and any difference will be settled without interest.

9.9	EXTRA-CONTRACTUAL DAMAGES

In no event shall the Reinsurer be liable for any Extra-Contractual Obligations awarded against the Ceding Company as a result of any act, omission or course of conduct committed solely by the Ceding Company, its agents or representatives in connection with claims under this Agreement, nor for any legal fees or expenses incurred in the defense of such claims.

ARTICLE 10 - RETENTION LIMIT CHANGES

If the Ceding Company changes its retention limits as shown in Exhibit A (A.1), it will provide the Reinsurer with prompt written notice of the intended changes.

A change to the Ceding Company's retention limits will not affect policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company's retention limit will not increase the Automatic Binding Limits.

ARTICLE 11 - RECAPTURE

Whenever the Ceding Company increases its Maximum Retention Per Life as set forth in Exhibit A (A.1) the Ceding Company will notify the Reinsurer of its intent to recapture to the new retention limits. If the Ceding Company has maintained its Maximum Retention Per Life for the plan and the insured's issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:

a.	the Ceding Company must give the Reinsurer ninety (90) days written notice prior to its intended date of the commencement of recapture; and

b.	the reduction of reinsurance on affected policies will become effective on the policy anniversary date immediately following the notice of election to recapture; however, no reduction will be made until a policy has been in force for at least [*] where the corporate maximum dollar retention was held at issue, up to the then current increased retention; and

c.	if any policy reinsured on the life is recaptured, all policies reinsured on the life that are eligible for recapture under the provisions of this Article must be recaptured up to the Ceding Company's new Maximum Retention Per Life in a consistent manner, and the Ceding Company must increase its total amount of insurance on each reinsured life. The Ceding Company may not revoke its election to recapture for policies becoming eligible at future anniversaries; and

d.	no recapture will be made unless the Ceding Company retained its corporate maximum dollar limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business nor in any classes of risks for which the Ceding Company established special retention limits less than the Ceding Company's Maximum Retention Per Life for the plan, age, and mortality rating at the time the policy was issued.

If portions of a policy reinsured under this Agreement have been reinsured with more than one Reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each Reinsurer after the reduction is proportionately the same as if the new Maximum Retention Per Life had been in effect at the time of issue. Recapture is not available due to any change in the financial condition of the Reinsurer.

The amount of reinsurance eligible for recapture is based on the Reinsured Net Amount at Risk as of the date of recapture. For a policy issued as a result of exchange, conversion or re-entry, the recapture terms of the reinsurance agreement covering the Original Policy will apply, and the duration for the purpose of recapture will be measured from the effective date of the reinsurance on the Original Policy.

If there is a reinsured waiver of premium claim in effect when recapture takes place, the Reinsurer will continue to pay its share of the waiver claim until it terminates. The Reinsurer will not be liable for any other benefits, including the basic life risk, that are eligible for recapture. All such eligible benefits will be recaptured as if there were no waiver claim in effect.

After the effective date of recapture, the Reinsurer will not be liable for any benefits on reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.

ARTICLE 12 - GENERAL PROVISIONS

12.1	CURRENCY

All payments and reporting by all parties under this Agreement will be made in United States dollars.

12.2	PREMIUM TAX

The Reinsurer will not reimburse the Ceding Company for premium taxes.

12.3	INSPECTION OF RECORDS

The Reinsurer and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. These documents will be made available during normal office hours to a representative of either company who will be named in advance; notification of such visits will normally be given two (2) weeks in advance and even in urgent cases at least forty-eight (48) hours in advance.

12.4	FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES

The Ceding Company affirms that its underwriting guidelines, issue rules, policy forms and claims practices and procedures applicable to the reinsured policies and in use as of the Effective Date of this Agreement, have been supplied to the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed Material Changes in its underwriting guidelines, issue rules, policy forms and claims practices and procedures. This Agreement will not extend to policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept policies subject to the Material Change.

It is the Ceding Company's responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

12.5       ANTI-MONEY LAUNDERING

The Ceding Company has established and will maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti- terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

12.6       INTEREST RATE FOR BALANCES IN DEFAULT

The Reinsurer reserves the right to charge interest at the [*] on the 1st business day in January prior to the due date of the premium when:

a.	renewal premiums are not paid within sixty (60) days of the due date; or
b.	premiums for New Business are not paid within one hundred twenty (120) days of the date the policy is issued.

ARTICLE 13 - DAC TAX

The Ceding Company and the Reinsurer hereby agree to the following, pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986:

a.	the term "party" refers to either the Ceding Company or the Reinsurer, as appropriate;

b.	the terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992;

c.	the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l);

d.	all parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service;

e.	the Reinsurer will submit a schedule to the Ceding Company by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Reinsurer will report such net consideration in its tax return for the preceding calendar year;

f.	the Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer by May 1 of the year following the end of the taxable year. If the Ceding Company does not notify the Reinsurer by May 1, the new considerations reported in the respective tax returns will be the value as defined in Item (e) above;

g.	if the Ceding Company submits its alternative calculation, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year; and

h.	the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 14 - OFFSET

Any debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement.

The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE 15 - INSOLVENCY

15.1	INSOLVENCY OF A PARTY TO THIS AGREEMENT

A party to this Agreement will be deemed insolvent when it:

a.	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;

b.	is adjudicated as bankrupt or insolvent;

c.	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

15.2	INSOLVENCY OF THE REINSURER

In the event of the Reinsurer's insolvency, the Ceding Company may cancel the Agreement for future new business and will notify the Reinsurer in writing of its intent. The parties agree to waive the notification period for this cancellation, and the effective date will be no earlier than the effective date of the Reinsurer's insolvency.

Upon giving written notice to the Reinsurer, the Ceding Company may also recapture all of the inforce business reinsured by the Reinsurer under this Agreement not withstanding Article 11.

Should the Ceding Company elect to recapture in accordance with Article 15, all reinsurance ceded under this Agreement must be recaptured, and the Ceding Company shall pay the Reinsurer a recapture fee based upon the following:

a.	The fee shall reflect all the present and future obligations and will approximate the economic results of the Agreement and place the parties in the position in which they would have been in, adjusted for the time value of money, had the business run to expiry.

b.	Specifically, an independent actuarial firm, agreed upon by both parties, will calculate the Reinsurer's unamortized acquisition costs net of any GAAP liability, and develop an estimate of the Reinsurer's lost future GAAP profits considering the following elements:

1.	Historic experience of the underlying business.
2.	Discount rates consistent with the current market conditions.
3.	GAAP methods and assumptions.
4.	Current market perceptions of mortality improvements and later duration lapse rates.
5.	Current costs of letters of credit or other capital related costs.

In no event, will the Reinsurer make a net payment to the Ceding Company greater than the Reinsurer's GAAP liability net of any deferred acquisition costs less any adjustment for market value changes, as appropriate.

All payments and fees must be paid within ninety (90) days of the mutually agreed upon recapture date.

c.	The cost of the independent actuarial firm shall be shared equally by the Ceding Company and the Reinsurer.

15.3	INSOLVENCY OF THE CEDING COMPANY

In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a Proportionate Share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

This insolvency clause shall not preclude the Reinsurer from asserting any excuse or defense to payment of this reinsurance other than the excuses or defenses of the insolvency of the Ceding Company and the failure of the Ceding Company's liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

ARTICLE 16 - ERRORS AND OMISSIONS

If either the Ceding Company or Reinsurer shall fail to perform an obligation under this Agreement and such failure shall be the result of an Error on the part of the Ceding Company or Reinsurer, such Error shall be corrected by restoring the Ceding Company and Reinsurer to the positions they would have occupied had no such Error occurred. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by the Agreement.

This provision shall apply only to clerical Errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its insured.

The Ceding Company and Reinsurer mutually agree that all Errors will be identified and corrected in an equitable manner at the earliest possible date.

ARTICLE 17 - ARBITRATION

17.1	GENERAL

The parties agree to act in all things with the utmost good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

The arbitrators must have more than ten (10) years experience in the insurance or reinsurance industry and may not be current or former directors, officers or employees of the parties to this Agreement or their respective affiliates or subsidiaries.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce the decision to judgment.

17.2	NOTICE

To initiate arbitration, either party will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.

17.3	PROCEDURE

Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as chairman of the tribunal.

If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then the American Arbitration Association will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association for such appointment.

Should the two arbitrators be unable to agree on the choice of the third arbitrator, then the American Arbitration Association will appoint the third arbitrator. All expenses levied by the American Arbitration Association for such appointment shall be borne equally by each party to this Agreement.

The tribunal may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.

17.4	ARBITRATION COSTS

All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

17.5	SITE OF ARBITRATION

The site of arbitration will be St. Louis, Missouri, USA.

17.6	ARBITRATION SETTLEMENT

The award of the tribunal will be in writing and binding upon the parties.

ARTICLE 18 - DURATION OF AGREEMENT

This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to reinsurance of newly issued policies by giving ninety (90) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.

During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all policies reinsured under this Agreement will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

ARTICLE 19 - REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The parties agree that this Agreement is entered into with the understanding that the principals of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties' rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.

The Ceding Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a material change in underwriting, claims or issue practices or philosophy, or a change in the Ceding Company's ownership or control.

ARTICLE 20 - DEFINITIONS

Automatic - A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company's underwriting.

Automatic Binding Limit - The amount specified in Exhibit C used to calculate the maximum Reinsurance Death Benefit that may be ceded as Automatic reinsurance.

Conditional Receipt - A provision included in some life insurance policies providing coverage from the date of the application to the date at which the policy is either issued or declined.

Effective Date of this Agreement - The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an application date on or after this date are eligible for reinsurance coverage under this Agreement.

Error - A clerical mistake or oversight made inadvertently and excludes acts of judgment and all other forms of intentional decision.

Extra Contractual Obligations - Damages awarded by a court against an insurer that go beyond the coverage provided by the policy, typically for bad faith in dealing with the insured or beneficiary.

Facultative - Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.

Full Retention - The initial face amount held by the Ceding Company shall be equal to the amount on their standard published retention schedule considering issue age, rating and place of residence. The amount to be retained considers all in force policies as of the date of issue on that life.

Initial Death Benefit - The face amount of the Original Policy on the date of issue.

Jumbo Limit - The maximum amount of coverage available on an individual life for Automatic reinsurance purposes. This amount includes all coverage in force, any coverage to be replaced and amounts applied for in all companies. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for Facultative review.

Material Change - A change that is likely to impact the Reinsurer's financial experience under this Agreement or would cause the Reinsurer to alter or revise a risk classification or underwriting recommendation, reconsider or adjust reinsurance pricing, or take similar actions.

Maximum Retention Per Life - The maximum amount of risk that the Ceding Company may hold on an individual insured according to their published retention schedule.

New Business - Policies on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in absence of the Original Policy, (2) pays the same commissions in the first year that it would have paid in absence of the Original Policy and (3) the suicide and contestable period provisions are as long as those contained in other new policies issued by the Ceding Company.

New Plan - The plan to which the Original Policy is converted, exchanged or replaced.

New Policy - The policy issued resulting from a conversion, exchange or replacement of the Original Policy.

Original Policy - An insurance contract issued by the Ceding Company on an insured that is reinsured under this Agreement.

Permanent Resident - An individual having his or her primary place of living in a particular country, notwithstanding the fact that they may maintain one or more homes in other places. A legal permanent resident of the United States would include any non- citizen living in the United States for five or more years that does not intend to return to their native country (except for brief trips) and who holds a valid U.S. Permanent Resident Card (Green Card) or a U.S. visa that authorizes residence in the United States.

Policy Death Benefit - The death benefit of a policy on the reinsurance premium renewal date.

Policy Net Amount at Risk - On the reinsurance premium renewal date, the Policy Death Benefit less either the terminal reserve or, in the case of interest sensitive policies, the accumulation account or cash value on the policy, such difference taken to the nearest dollar. The terminal reserve or cash value shall be disregarded if a policy is on either a level term plan of [*] or on a decreasing term plan. The basis for determining the Policy Net Amount at Risk may be modified with the consent of the Ceding Company and Reinsurer without the need for a formal amendment of the Agreement.

Professional Athlete - an individual who earns the majority of his or her income from currently playing in professional individual or team sports including any income from related endorsements.

Proportionate Share - The percentage derived by dividing the Reinsured Net Amount at Risk by the Policy Net Amount at Risk.

Reinsurance Death Benefit - The Initial Death Benefit less the Retention on the policy times the percentage of Automatic reinsurance ceded to the Reinsurer as specified in Exhibit C. For Facultative reinsurance, the Reinsurance Death Benefit is that amount of the Initial Death Benefit for which the Ceding Company accepts the Reinsurer's offer to reinsure.

Reinsured Net Amount at Risk - The percentage of Automatic Reinsurance ceded to the Reinsurer as specified in Exhibit C or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of (1) the Policy Net Amount at Risk less (2) the Retention on the policy.

Retention - The amounts specified in Exhibit A that is held by the Ceding Company at their own risk on a life without the benefit of proportional reinsurance. In calculating the Retention, the sum retained by the Ceding Company on the life and in force as of the date of issue of the policy shall be taken into account.

Temporary Insurance Agreement - Legal agreement between an insurer and a proposed insured that provides a guaranteed amount of temporary life insurance coverage for a specific period of time, usually the underwriting period.

Ultimate Amount - The projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form.

Yearly Renewable Term (YRT) - A form of life reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the Reinsured Net Amount at Risk and the duration from issue.

ARTICLE 21 - EXECUTION

This Agreement is effective as of the month, day and year stated on the cover page of this Agreement, and applies to all eligible policies with application dates on or after such date. This Agreement has been made in duplicate and is hereby executed by all parties.

AMERITAS VARIABLE LIFE INSURANCE COMPANY.

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RGA REINSURANCE COMPANY

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